Exhibit 10.23

December 7, 2021

Redline Capital Fund Universal Investments,
a sub-fund of Redline Capital Fund, FCP-FIS
26, avenue Monterey
L-2163 Luxembourg
Attn: Ms. Tatiana Evtushenkova

Re: Redline Capital Fund Universal Investments’ Investment in ZeroFox Inc.

Ms. Evtushenkova:

Reference is made to that certain Amended and Restated Investors’ Rights Agreement dated as of September 30, 2020 (as the same may be amended from time to time, the “IRA”) by and between ZeroFox, Inc. (the “Company”), and the investors listed on Schedule A thereto, and that certain Amended and Restated Voting Agreement, dated as of September 30, 2020, by and among the investors listed on Schedule A thereto, and the stockholders listed on Schedule B thereto (as the same may be amended from time to time, the “Voting Agreement”). All undefined capitalized terms used herein shall have the meanings ascribed thereto in the IRA.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the terms set forth in this letter (this “Letter Agreement”) as follows:

1.	Information Rights. For so long as the IRA remains in effect and Redline Capital Fund Universal Investments, a sub-fund of Redline Capital Fund, FCP-FIS, or their respective affiliates, taken together (“Redline”), continues to hold at least five percent of the capital stock of the Company, on an as converted basis, (i) the Company shall provide Redline copies of any materials provided to the Company’s board of directors (the “Board”) in connection with a Board meeting within a reasonable time, but no later than one week, following any such Board meeting, (ii) Redline shall be entitled to the financial information rights and inspection rights pursuant to Section 3.1 and 3.2 of the IRA to which Major Investors are entitled, as if Redline were a Major Investor thereunder (notwithstanding any failure of Redline to qualify under the definition thereof), and (iii) the Company shall provide Redline such other information as Redline may reasonably request regarding the financial condition, business, prospects, or corporate affairs of the Company; in each case subject to the obligations of Section 3.6 of the IRA and provided that the Company and its representatives shall not be obligated to provide or discuss any information that would be excluded pursuant to Section 5 of this Letter Agreement. The parties hereby acknowledge that the information required under this Section 1 shall be satisfied by public reporting of such information by the Company in filings made with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	Series C Director. Notwithstanding anything to the contrary contained in the Voting Agreement, Redline hereby agrees that it (a) renounces its right to designate a director pursuant to Section 2.2(c) of the Voting Agreement, (b) shall not seek to enforce its rights under Section 2.2(c) of the Voting Agreement against the other shareholders party thereto and (c) expressly and irrevocably waives any claims with respect to its rights under Section 2.2(c) of the Voting Agreement.

3.	Board Observation Rights. Notwithstanding anything to the contrary contained in the IRA, Redline hereby agrees that it (a) renounces its Observer Rights provided in Section 3.4 of the IRA, (b) shall not seek to enforce its rights under Section 3.4 of the IRA against the Company and (c) expressly and irrevocably waives any claims with respect to its rights under Section 3.4 of the IRA. Redline and the Company hereby agree that in no event shall the Company invite a representative of Redline to attend any meetings of the Board.

4.	Voting Interests. Notwithstanding any rights under the shares set forth in the Company’s certificate of incorporation, as in effect from time to time, or anything to the contrary in the Voting Agreement, Redline and the Company agree that from and after the date of this Letter Agreement, in connection with any action by written consent of the stockholders, or vote or proxy cast at any stockholders’ meeting (including any postponement or adjournment thereof), Redline hereby constitutes and appoints as Redline’s proxies, and hereby grants a power of attorney to, first the Company’s chief executive officer, if serving on the Board, then the chairman of the board, or any other member of the Board designated by the Board to vote proxies at any stockholders’ meetings, each with full power of substitution (such individual the “Designee”), to vote Redline’s shares of capital stock in the Company (as such shares may be adjusted to reflect any merger, reorganization, recapitalization, reclassification, combination, exchange of shares, stock split, reverse stock split, stock dividend or other like change), which proxy shall include, but not be limited to, the right to sign the undersigned stockholder’s name as a stockholder of the Company (or in any successor-in-interest or parent company of the Company) to any action by written consent which the laws of the State of Delaware may require or permit in lieu of a meeting of stockholders; provided, that, such Designee shall vote such shares proportionally to the overall votes cast by the other stockholders of the Company (or votes cast by the other stockholders of any successor-in-interest or parent company of the Company, as applicable) with respect to such resolution or proposal. Notwithstanding the foregoing, for so long as the Voting Agreement remains in effect, with respect to matters set forth in Section 2 (Voting Provisions Regarding Board of Directors), Section 3 (Vote to Increase Authorized Common Stock), and Section 4 (Drag- Along Right) of the Voting Agreement, pursuant to the Irrevocable Proxy granted under Section 5.2 thereof, Redline’s shares shall be voted by the Designee as provided in the Voting Agreement. Redline hereby (a) affirms that this proxy is given in connection with this Letter Agreement and that this proxy is coupled with an interest and is valid and irrevocable so long as this Letter Agreement is in effect and (b) represents and warrants that it has not granted any other proxies or powers of attorneys with respect to the voting of its shares of capital stock in the Company (or shares of capital stock of any successor-in-interest or parent company of the Company, as applicable). Redline shall not take any actions to circumvent the proxy granted pursuant to this Section 4, including any transfer of its capital stock, unless the transferee of such capital stock acknowledges and agrees to the terms and conditions of this Section 4 or such capital stock is listed on a U.S. national securities exchange and such transfer is made to a person who is not affiliated (as defined in Rule 405 of the Securities Act) with Redline.

5.	Access Limitation. Notwithstanding anything to the contrary in this Letter Agreement, the Company shall not deliver to Redline, and Redline shall have no right to (i) access material “nonpublic technical information” as defined in 31 C.F.R. § 800.232; (ii) appoint any board member or board observer to the Company; or (iii) have involvement with substantive decision-making, as those terms are defined in 31 C.F.R. § 800.229 and 31 C.F.R. § 800.245 regarding (a) the use, development, acquisition, safekeeping, or release of “sensitive personal data” as defined in 31 C.F.R. § 800.241 maintained or collected by the Company; (b) the use, development, acquisition, or release of critical technologies, as that term is defined in 31 C.F.R. § 800.215; or (c) the management, operation, manufacture, or supply of covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.214; or (iv) receive any information pertaining to any government contracts, including subcontracts at any tier, or programs involving United States classified information (i.e., Confidential, Secret and Top Secret) as described under E.O. 13526 and as set forth in 32 C.F.R. § 117.1 et. seq., the National Industrial Security Program Operating Manual.

6.	CFIUS Control. Notwithstanding anything to the contrary contained in the Voting Agreement or any other agreement with the Company, Redline will not have any rights in the Company that would constitute control as defined in 31 C.F.R. § 800.208.

7.	Termination. The rights and obligations described herein shall terminate and be of no further force or effect once Redline no longer holds any securities in the Company or in any successor-in-interest to the Company (including any surviving company in any merger, consolidation, reorganization, business combination or similar transaction involving the Company, or any direct or indirect parent company of such surviving company). In addition, the rights of Redline described herein shall terminate and be of no further force or effect at such time the capital stock in the Company (or any such successor) held by Redline is registered pursuant to Section 12 of the Exchange Act. For the avoidance of doubt, except as otherwise provided herein and except in the case in which Redline no longer holds any securities in the Company or any successor-in-interest or parent company of the Company, this Letter Agreement shall continue to apply following any (i) “Deemed Liquidation Event,” as such term is defined in the certificate of incorporation of the Company or (ii) public offering of the capital stock of the Company or any successor-in-interest or parent company of the Company.

8.	Further Assurances. Each of the parties hereto will execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Letter Agreement.

9.	Shareholder Rights Generally. Except as set forth in this Letter Agreement, to the extent Redline holds shares of capital stock of the Company or of any successor-in-interest or parent company of the Company, Redline shall be entitled to all rights, preferences and privileges of such shares of capital stock.

10.	Governing Law. This Letter Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please confirm the foregoing by signing and returning to us the enclosed duplicate of this letter.

Sincerely,

ZEROFOX, INC.

/s/ James C. Foster
Name:	James C. Foster
Title:	Chief Executive Officer and President

Accepted and agreed to as of the date first above written:

Redline Capital Management S.A., acting on behalf and for the account of Redline Capital Fund Universal Investments, a sub-fund of Redline Capital Fund, FCP-FIS

By:

Name:

Title:

Please confirm the foregoing by signing and returning to us the enclosed duplicate of this letter.

Sincerely,

ZEROFOX, INC.

Name:	James C. Foster
Title:	Chief Executive Officer and President

Accepted and agreed to as of the date first above written:

Redline Capital Management S.A., acting on behalf and for the account of Redline Capital Fund Universal Investments, a sub-fund of Redline Capital Fund, FCP-FIS

By:	/s/ Tatiana Evtushenkova

Name:	Tatiana Evtushenkova

Title:	Partner